THIS EMPLOYMENT CONTRACT (the “Agreement”) is entered into on October 22, 2007

BETWEEN:

Braintech Canada, Inc. a Canadian Company, incorporated in the Province of
British Columbia and having a business office at Suite 102 – 930 West 1st Street,
North Vancouver, BC V7P-3N4

AND

Braintech, Inc. an United States Entity, incorporated in the State of Nevada and having a business office at Suite 102 – 930 West 1st Street, North Vancouver, BC
V7P-3N4

(herein together referred to as the “Company”)

AND

Edward White
#416 – 5 K de K Court
New Westminster, BC
V3M 6B6

(herein referred to as the “Executive”)

WHEREAS:

A.	The Company is engaged in the business of developing and selling robot vision software globally; and

B.	In order to achieve its corporate and business objectives, the Company desires to continue to employ The Executive as a senior executive on the terms contained in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Definitions:

	(a)	“Good Reason” shall be specifically limited to the occurrence of any of the following without the Executive’s written consent:

(i) A reduction of the Executive’s Base Salary, and/or Founder’s Contribution Bonus;

(ii) A significant change in the Executive’s Duties as defined in Section 4;

(iii) The Company or any of its subsidiaries relocating the Executive to any place other than the location at which he reported for work on a regular basis or a place within the Greater Vancouver, B.C. area, except for required travel on the Company’s or a subsidiary’s business to an extent substantially consistent with the Executive’s obligations; or

(iv) Any breach by the Company of any of its obligations under this Agreement.

(b)	“Just Cause” shall have the following meaning:

(i) A repeated and demonstrated failure on the part of the Executive to perform the material duties of the Executive’s position in a competent manner and where the Executive fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from the Company;

(ii) The Executive is convicted of (1) fraud, felonious conduct or dishonesty or (2) misconduct or negligence in the performance of his duties hereunder, which determination shall be in the sole and absolute judgment of the Company;

(iii) The Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Company is a party or with which it is associated without making disclosure to and obtaining the prior consent of the Company;
(iv) The Executive fails to honour his fiduciary duties to the Company, including the duty to act in the best interest of the Company;
(v) The Executive disobeys reasonable instructions given in the course of employment by the CEO of the Company that are not inconsistent with the Executive’s management position and not remedied by the Executive within a reasonable period of time after receiving written notice of such disobedience; or
(vi) The Executive’s breach of any material provision of this Agreement where such breach is not cured by the Executive within a twenty-one (21) day period after notice by the Company

2.	Term.

2.1 This Agreement shall be for a period of two (2) years, beginning with the signing of this Agreement, unless terminated on the date on which the first of the following occurs:

(a)	Termination of the Executive’s employment by the Company for Just Cause;

(b)	Termination of the Executive’s employment by the Company without Just Cause;

(c)	Resignation of employment by the Executive for Good Reason;

(d)	Resignation of employment by the Executive for personal reasons; or

(e)	Death or total permanent disability of the Executive.

After the expiry of the initial Term, this Agreement may be extended, upon the mutual consent of the parties, on an annual basis, provided the Executive gives the Company, and the Company gives the Executive no less than 180 days written notice of their intentions to extend.

Such notice requirement shall apply to each and every annual extension in which the Company and the Executive wishes to exercise their options to extend.

In the event the Company chooses not to extend the Agreement, the Executive is entitled to termination benefits as specified in Section 3.1(a. i), and 3.1(b,c,d) .

In the event the Executive chooses not to extend the Agreement, the Executive is entitled to resignation benefits as specified in Section 3.3.

3.	Termination.

3.1 In the event of a termination of this Agreement by the Company without Just Cause, due to death or total permanent disability of the Executive, or by the Executive for Good Reason, then the Executive or the Executive’s heirs will be entitled to:

(a)

The Company shall pay to the Executive after termination, the aggregate of the following amounts (less any deductions required by law):
(i) if not already paid within ten days, the Executive’s Salary plus Performance Bonuses owing at the time of termination;
(ii) as partial compensation for the Executive’s loss of employment, an amount equal to the greater of twelve (12) months Base Salary or the remainder of the contract in place within ten days;

(b)	The Company shall pay to the Executive all outstanding and accrued regular vacation pay to the date of termination;

(c)	The Company shall provide a letter of recommendation satisfactory to the Executive;

(d)

The Executive shall not be prohibited in any manner whatsoever from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company or otherwise to the extent allowed by this agreement, by the Company without Just Cause or resignation by the Executive of his employment for Good Reason;

(e)

The Company shall reimburse, to the full extent provided by law, all legal fees and expenses that the Executive, the Executive’s legal representatives or the Executive’s family may reasonably incur or face arising out of or in connection with this Agreement (but this Agreement only), including any litigation concerning the validity or enforceability of, or liability under, any provision of this Agreement or any action by the Executive, the Executive’s legal representatives or the Executive’s family to enforce his or their rights under the Agreement (but this Agreement only), provided that the Executive prevails in such litigation

3.2 The Company may terminate this Agreement for Just Cause. The Executive will only be entitled to salary, vacation pay, options and bonuses earned up to the date of such termination.
3.3 The Executive may terminate this Agreement for any reason by giving sixty (60) days prior written notice to the Company. The Executive will be only entitled to salary, vacation pay, options and bonuses earned up to the date of such resignation.
3.4 In case of termination for any reason, the Company shall continue to provide health and dental benefits that exist form time-to-time for all Braintech employees, for a period of twenty-four (24) months from the date of termination

4.	Titles and Duties.

The Executive shall perform diligently and conscientiously those duties as assigned by the Chief Executive Officer of Braintech, Inc., including such duties as are customarily rendered by and required of a senior executive subject to change from time-to-time, which shall include, but be not be limited to:

(a)	the title of Senior Vice President, Administration for Braintech, Inc. at the pleasure of the Chief Executive Officer of Braintech, Inc.;

(b)	managing and directing the Company’s accounting, reporting and administration operations;

(c)	providing leadership and direction for the Company while establishing a positive work environment for all employees;

5.	Change of Duties and Titles.

The Company has, in its sole discretion, the right from time to time to set or alter the Duties and Titles where such variation shall not substantially affect the Duties of the Executives and where such variation shall not result in the reassignment of the Executive to a new location outside of the Greater Vancouver, B.C. area.

6.	Compensation.

(a)	Base Salary

During the term of his employment, the Executive will be paid a base salary on the first and fifteenth day of each month at an annual rate of CDN$120,000.00 (the “Base Salary”), subject to increase from time to time by the Board of Directors of the Company.

In addition, the Executive will be entitled to the following bonuses:

(b)	Founder’s Contribution Bonus:

The Executive will be granted 750,000 stock options. The stock options will vest immediately and the exercise price of the stock options will be the closing price of the Common Stock on the date the Agreement is executed by the Executive. The exercise period of these stock options will extend to three years after the termination of this Agreement inclusive of all extensions herein. The stock options will be granted in accordance with the Bonus Stock and Bonus Stock Option Incentive Plan attached to this Agreement as Schedule “A”.

(c)	Performance Bonuses:

(i) Cash Bonus
As recommended from time-to-time by the Chief Executive Officer and approved by the Board of Directors.

(ii) Stock Grant Bonus
As recommended from time-to-time by the Chief Executive Officer and approved by the Board of Directors.

7.	Outstanding Options

All outstanding stock options granted to date to the Executive pursuant to any existing agreements will immediately vest and, regardless of any documentation to the contrary, the exercise period of all outstanding stock options will extend to three years after the termination of this Agreement inclusive of all extensions thereof.

8.	Expenses

The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s customary requirements with respect to reporting and documentation of such expenses.

9.	Benefits

The Executive shall be entitled to participate in all of the Company’s employee benefit and incentive programs including medical insurance for which senior executive employees of the Company are generally eligible, such benefit programs are subject to change from time to time.

10.	Vacation.

The Executive shall be entitled to a vacation period each year of six weeks, during which time his compensation shall continue to be paid in full.

11.	Death and Disability

The Company shall have the right to terminate this Agreement upon the Executive’s death or total permanent disability, as defined herein. For the purposes of this Agreement, the phrase “total permanent disability” shall mean the inability of the Executive to perform his duties hereunder for a continuous period of more than six months, such determination to be made by the Company in its sole discretion.

12.	Confidential Information

The Executive shall not disclose or appropriate for his own use, or for the use of any third party, at any time before or after termination of this Agreement, any confidential information (the “Confidential Information”) of the Company or any of the Company's affiliates or subsidiaries of which the Executive becomes informed while engaged by the Company, whether or not developed by the Executive, except as strictly required in connection with the Executive's performance of his employment duties, or as required by a governmental authority. Confidential Information shall include, but not be limited to, information pertaining to customer lists, pricing, contract terms, products, services, production and operating methods and procedures, and financial information. Upon termination of this Agreement, the Executive shall promptly deliver to the Company all manuals, letters, notes, notebooks, reports, disks and all other materials containing the Confidential Information or the Executive’s analysis of same that are under his control.

13.	Intellectual Property

The Company shall own all title, intellectual property rights, copyright, moral rights, trademarks and patents in and to all work, product, conceived, produced or worked on, by the Executive (collectively the “Work Product”) for, or in relation to, the business of the Company or any affiliate or subsidiary while employed by the Company. The Executive hereby waives and assigns to the Company any and all intellectual property rights including moral rights, copyright, trademarks, and patent rights at law or otherwise that the Executive has in the Work Product. The Executive will in no event be entitled to claim title or ownership interest in the Work Product. Further, the Executive will execute any documentation reasonably required by the Company to memorialize the Company’s existing and continued ownership or rights to the Work Product.

14.	Inventions and Discoveries

The Executive shall disclose promptly to the Company, any and all inventions, discoveries and improvements conceived or made by the Executive while employed by the Company and related to the business or activities of the Company or any of its subsidiaries or affiliates, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent of the United

States, Canada, or any foreign country or to protect otherwise the Company's interest therein.

15.	Non-Solicitation of Employees.

The Executive shall not, during the twenty-four (24) month period following the termination of this Agreement, regardless of the reason therefore, solicit any person then employed by the Company or appointed as a representative of the Company to join the Executive as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever.

16.	Non-Solicitation of Clients.

The Executive shall not, during the twenty-four (24) month period following the termination of this Agreement, regardless of the reason therefore, solicit, induce, aid or suggest to any customer of the Company to leave or terminate its customer relationship as may exist during such the twenty-four (24) month period. Furthermore, the Executive shall not, within the twenty-four (24) month period following the termination of this Agreement, directly contract any client of the Company to perform tasks which are in competition with the services and products provided to that client by the Company.

17.	Non-Competition.

While this Agreement is in effect and for a period of the twenty-four (24) months after the termination of this Agreement by the Company with Just Cause or resignation by the Executive for personal reasons, the Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, own, operate, control, assist, or participate in any business that is in direct competition with the business of the Company world-wide. The foregoing prohibitions shall not apply to ownership by the Executive of less than five percent (5%) of the issued or outstanding stock of any company whose shares are listed for trading over any public exchange or the over-the- counter market provided that the Executive does not control, work in or for any such company in any capacity.

18.	Injunctive Relief.

The Executive expressly agrees and acknowledges that any breach or threatened breach by him including, but not limited to, Sections 11, 12, 13, 14, 15, and 16 herein, and each of them, will cause irreparable damage to the Company, for which the payment of money will not be an adequate remedy, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in addition to all of the Company’s rights and remedies under this Agreement, including, but not limited to, the right to recovery of monetary damages from the Executive, the Company shall be entitled to seek an issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach by the Executive.

19.	Reasonable Terms.

The Company has bargained for the covenants set forth in this Agreement in consideration for the experience, knowledge and information the Executive will gain and the substantial compensation the Executive will earn under this Agreement. The Executive acknowledges that the covenants set forth in this Agreement will not in any way preclude the Executive, upon termination of this Agreement, from engaging in a lawful profession, trade or business.

20.	Place of Performance.

It is contemplated that the Executive shall perform his principal duties in the greater Vancouver B.C. area, except for temporary or emergency assignments.

21.	Company Reputation.

The Executive agrees that he will at no time take any action or make any statement that could discredit the reputation of the Company or its products or services. Further, the Executive will use his reasonable commercial best efforts in performing the terms of this Agreement and will act in a loyal and trustworthy manner.

22.	Governing Law.

This Agreement shall be subject to and governed by the laws applicable in the Province of British Columbia, irrespective of the fact that the Executive may become a resident of a different Province or State.

23.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns.

24.	Severability.

If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

25.	Survival.

This Agreement shall survive in its entirety and continue in full force in accordance with the terms and provisions contained herein, notwithstanding any termination of this Agreement.

26.	Headings.

The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

27.	Assignment.

This Agreement is personal between the Company and the Executive, and may not be assigned by either party, except the Company shall have the right to assign this Agreement, and all of the rights under it, to any subsidiary or affiliate of the Company.

28.	Indemnification.

The company will indemnify the Executive in accordance with any terms for the indemnification of directors or officers of the Company. The Company will also enter into an indemnification agreement with the Executive in a form substantially similar to any form of indemnification agreement entered into between the Company and its other directors or officers of the company at such times as any other directors or officer of the Company enter into such indemnification agreement or agreements.

29.	Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter herein and supersedes all prior agreements or understandings, written, verbal or otherwise, including, without limitation, agreements or understandings between the Executive and the Company or the Executive and a subsidiary of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

Witnessed by:	|The Executive

/s/ Babak Habibi	/s/ Edward White
Edward White

October 22, 2007

Braintech, Inc.

Per: /s/ Owen Jones
Authorized Signatory

Braintech Canada, Inc.

Per: /s/ Babak Habibi
Authorized Signatory

Schedule “A”

Bonus Stock and Bonus Stock Option Incentive Plan

(the “Bonus Plan”)

1.	PURPOSE OF THE BONUS PLAN

1.1

The purpose of this Bonus Plan is to strengthen Braintech, Inc. (the “Company”) by rewarding its directors and key employees (collectively referred to as the “Participants”) for high levels of performance and extraordinary efforts resulting in an increase in the development of the Company and the sales and earnings of the Company. The Bonus Plan provides for the issuance of common stock of the Company (“Bonus Stock”) and options to acquire common stock of the Company (“Bonus Stock Options”) to the Participants upon the Company reaching certain identifiable milestones (the “Milestones”) in its business plan, and is intended to reward the Participants for their unique expertise and experience in achieving these Milestones. Bonus Stock and Bonus Stock Options are hereinafter collectively referred to as “Bonus Securities”.

1.2

The Company believes that, from a corporate governance perspective, it is more appropriate to provide a reward mechanism of this nature than to provide incentive to insiders exclusively in the form of stock options, since the Company’s share price can vary in accordance with a range of external factors not related to the performance of management and key employees.

2.	ADMINISTRATION OF THE BONUS PLAN

2.1

Administration. This Bonus Plan will be administered by the Chief Executive Officer (the “CEO”) of the Company who shall make recommendations to the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) with regard to awards of Bonus Securities and the related terms and conditions. The Board will establish the initial targets and parameters for the issuance of such Bonus Securities that may serve as guidelines to the CEO. Upon approval of the Committee of any such CEO award recommendations, such recommendations shall be final unless such awards are outside the established Board targets in which case the Board must approve the final recommended award. Any such action of the Board with respect to such final approval will be taken pursuant to a majority vote, or to the written consent of a majority of its members.

2.2

Authority. Subject to the express provisions of the Bonus Plan, the CEO will have the authority to construe and interpret the Bonus Plan and to define the terms used herein and to prescribe, amend and rescind the rules and regulations relating to the administration of the Bonus Plan. The determination of the CEO on the foregoing matters will be conclusive. The CEO shall not have the authority to make any change or amendment to the Bonus Plan that would affect any Participant to the extent that the Participant is a party to an employment agreement with the Company that requires the Participant’s consent to such change or amendment.

3.	PARTICIPATION

3.1

Eligibility. Directors and key employees of the Company shall be eligible for selection by the CEO to participate in the Bonus Plan. An individual who has been granted Bonus Securities may, if otherwise eligible, be granted additional Bonus Securities if the CEO shall so determine.

3.2

Time of Granting of Bonus Securities. The granting of Bonus Securities pursuant to this Bonus Plan will take place at the time specified in any employment agreement or any other written agreement between the Company and the Participant. The granting of Bonus Securities may be subject to certain Milestones agreed upon in writing between the Company and the Participant. In the event that Bonus Securities, subject to Milestones, are granted prior to the time that the Milestones have been achieved then, until such time as the Milestones have been achieved, such Bonus Securities shall be subject to escrow restrictions as set forth in Section 7.2.

4.	STOCK SUBJECT TO THE BONUS PLAN

4.1

Subject to the adjustments as provided in Article 9 of this Bonus Plan, the stock to be offered under this Bonus Plan will be shares of the Company’s authorized but unissued common stock, including re-acquired common stock or common stock previously issued but cancelled. The aggregate amount of shares that may be issued under the Bonus Plan will not exceed 30 million (30,000,000) shares. The aggregate amount of shares to be issued as Bonus Stock will not exceed 20 million (20,000,000) shares and the aggregate amount of shares to be issued pursuant to the exercise of Bonus Stock Options will not exceed 10 million (10,000,000) shares.

5.	MILESTONES

5.1

Performance Milestones will be determined by the Company and included in any employment agreement or any other written agreement between the Company and the Participant. Each Milestone will be subject to a time restriction for achieving that Milestone. Bonus Stock Options granted will be subject to the provision of Section 6 and Bonus Stock granted will be subject to the provision of Section 7

6.	PROVISIONS RELATING TO THE STOCK OPTIONS

6.1

Option Price. The purchase price of stock covered by each Bonus Stock Option will be determined by the CEO taking into consideration the market value of the underlying shares on the date of grant. The purchase price of any stock purchased will be paid in full by bank draft or by certified cheque at the time of each purchase, or will be paid in such other manner as the CEO may determine in compliance with applicable laws.

6.2	Option Period. Each Bonus Stock Option and all rights or obligations thereunder will expire on the fifth (5th) anniversary of the date on which the Bonus Stock Option is granted or on such other date as the CEO may determine or the Company may have agreed to contractually, subject to earlier termination as hereinafter provided.

6.3

Privileges of Stock Ownership. The holder of a Bonus Stock Option pursuant to this Bonus Plan will not be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered to him.

6.4

Exercise of Option. Each Bonus Stock Option may be exercised in accordance with its terms and the total number of shares subject thereto may be purchased, in instalments, which need not be equal. No Bonus Stock Option or instalment thereof will be exercisable except in respect to whole shares, and fractional share interests will be disregarded.

6.5

Agreement to Remain in Employ of Company. Each individual to whom a Bonus Stock Option is granted is not required to remain in the employ of the Company following the date of the grant of the Bonus Stock Option. Nothing contained in this Bonus Plan, or in any Bonus Stock Option granted pursuant to this Bonus Plan, will confer upon any individual any right to continue in the employ of the Company or constitute any contract or agreement of employment or interfere in any way with the right of the Company to reduce such individual’s compensation from the rate in existence at the time of the granting of a Bonus Stock Option or to terminate such individual’s employment, but nothing contained herein or in any Bonus Stock Option agreement will affect any contractual rights of an individual.

6.6

Death of an Individual. If any Bonus Stock Option holder dies while employed by the Company, such holder’s Bonus Stock Option will, subject to earlier termination pursuant to Section 6.2, expire two years (2) years after the date of such death, and during such period after such death such Bonus Stock Option may, to the extent that the holder may have exercised the Bonus Stock Option if alive during such period, be exercised by the person or persons to whom the Bonus Stock Options holder’s rights under the Bonus Stock Option will pass by will or by the applicable laws of descent and distribution.

6.7

Termination. Subject to Section 6.6 and earlier termination pursuant to Section 6.2, if the holder of a Bonus Stock Option resigns or ceases to be employed by the Company for any reason other than death, such holder’s Bonus Stock Option will expire and become null and void thirty (30) days after the holder ceases to be a director or key employee of the Company or on such other date as the Committee may determine or the Company may have agreed to contractually. During such period, the Bonus Stock Option will be exercisable only to the extent the holder could have exercised the Bonus Stock Option at the date the holder ceased to be a director or key employee of the Company.

6.8

Non-transferability of Stock Options. A Bonus Stock Option granted under this Bonus Plan will, by its terms, be non-transferable by the Bonus Stock Option holder other than by will or by the laws of descent and distribution and will be exercisable during his lifetime only by the Bonus Stock Option holder [or heirs].

7.	PROVISIONS RELATING TO BONUS STOCK

7.1

The Company will issue share certificates in the names of the Participants in accordance with the terms of any employment agreement or any other written agreement between the Company and the Participant in the amounts detailed in such agreements and the Participant will purchase the shares for the purchase price of $0.01 per share.

7.2

Each of the share certificates for any shares subject to Milestones will be held in escrow by a third party escrow agent until such time as the individual Milestones have been met or until the time restriction for achieving the individual Milestones has elapsed. On notification by the Company that an individual Milestone has been met, the third party escrow agent will deliver the share certificate to the appropriate Participant.

7.3

In the event that an individual Milestone has not been achieved within the time restriction for achieving that Milestone, the Company will purchase the share certificate from the Participant for the purchase price of $0.01 per share.

8.	COMPLIANCE WITH SECURITIES LAWS

8.1

Shares will not be issued pursuant to the grant of Bonus Stock or the exercise of a Bonus Stock Option unless the grant of Bonus Stock and the exercise of such Bonus Stock Option and the issuance and delivery of such shares pursuant thereto will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated there under, and the requirements of any Stock Exchange.

8.2

As a condition to the grant of Bonus Stock or the exercise of a Bonus Stock Option, the Company may require the recipient to represent and warrant at the time of any such grant or exercise that the shares received or purchased are being received or purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by law.

8.3

Further, the Company will have no liability whatsoever (including, but not restricted to, alternate compensation) to the holder of a Bonus Stock Option if a change in the exercise price or a change in the terms and provisions of a Bonus Stock Option and/or this Bonus Plan hereof is required pursuant to any applicable laws.

8.4	The Company and any party to this Bonus Plan will comply with all relevant provisions of law relating to this Bonus Plan and any Bonus Stock or Bonus Stock Option granted hereunder.

9.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

9.1

Corporate Reorganizations. If the outstanding shares of the stock of the Company are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or merger as a result of which the Company is the surviving corporation, or otherwise, an appropriate and proportionate adjustment will be made in the number and kind of shares as to which Bonus Securities may be granted. A corresponding adjustment changing the number of

Bonus Stock allocated but not issued, which will have been allocated prior to any such change, will likewise be made. A corresponding adjustment changing the number of shares and the exercise price per share allocated to unexercised Stock Options or portions thereof, which will have been granted prior to any such change, will likewise be made. Any such adjustment, however, in an outstanding Bonus Stock Option will be made without change in the total price applicable to the unexercised portion of the Bonus Stock Option but with a corresponding adjustment in the price for each share covered by the Bonus Stock Option.

9.2

Dissolution, Liquidation. Upon the dissolution or liquidation of the Company, or upon reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, unless all of the obligations of this Bonus Plan have been assumed by a successor entity, holders of Bonus Securities shall be treated, for purposes of such dissolution, liquidation, reorganization, merger or consolidation as holding fully vested and unrestricted shares of Common Stock of the Company and, accordingly, be treated the same as other holders of Common Stock.

10.	INCOME TAX LAWS

10.1	The Company and all Participants will comply with all applicable income tax laws and other tax laws (e.g. any withholding tax or similar obligations).

11.	AMENDMENT AND TERMINATION

11.1

The Board may at any time suspend, amend or terminate this Bonus Plan as the Board, in its own discretion, sees fit. No Bonus Stock may be issued and no Bonus Stock Option may be granted during any suspension of the Bonus Plan or after such termination. The amendment, suspension or termination of the Bonus Plan will not, without the consent of Bonus Stock Option holder, alter or impair any rights or obligations under any Bonus Stock Option theretofore granted under the Bonus Plan.

11.2	Unless terminated sooner by the Board of Directors, this Bonus Plan will terminate at the close of business on October 22, 2017.

This Bonus Plan was approved and confirmed at a Meeting of the Board of Directors of Braintech, Inc. held October 22, 2007.